Exhibit 10.1

[DATE]

[NAME]

[TITLE]

[ADDRESS].

[ADDRESS]

[ADDRESS]

Re:	Revised Agreement Relating to Retirement Eligibility and Vesting of Equity-Based Awards

You and Prologis, Inc. (the “Company”) previously entered into a letter agreement (the “Prior Agreement”) relating to any equity awards granted to you (directly or into a trust for your direct or indirect benefit) after January 1, 2017 (collectively, the “Covered Awards”) under any Company incentive equity plan or program (each a “Plan”), including, without limitation any awards granted under: (i) the Prologis, Inc. 2012 Long-Term Incentive Plan or successor thereto (the “2012 Incentive Plan”); (ii) the Second Amended and Restated Prologis, Inc. 2018 Outperformance Plan (the “POP Program”), or (iii) the Second Amended and Restated Prologis Promote Plan (the “Promote Plan”), all as amended and/or restated from time to time. This letter agreement (the “Agreement”) modifies and supersedes the Prior Agreement in its entirety.

Awards subject to this Agreement (the “Awards”) may consist of any of the following: (i) partnership interests intended to be treated as profits interests under the Internal Revenue Code (“LTIP Units”), which are convertible into common units (“Common Units”) of Prologis, L.P., which in turn are redeemable for cash or, at the Company’s option, shares of common stock of the Company (“Common Shares”); (ii) restricted Common Shares of the Company; (iii) options to acquire Common Shares; or (iv) any other restricted stock unit award and other incentive compensation award denominated in Common Shares, Common Units, LTIP Units or other equity securities or interests of the Company or any related company provided under a Plan; unless the specific award agreement, letter or other document that names you as the Award recipient (“Individual Award Agreement”) (as opposed to the plan or program under which an award was generally granted, including the 2012 Incentive Plan, POP Program or the Promote Plan themselves) expressly refers to this Agreement (or the Prior Agreement) and provides that the terms of the Individual Award Agreement shall govern the treatment of that Award with respect to matters covered by this Agreement (or the Prior Agreement) to the exclusion of this Agreement.

This Agreement shall govern the matters covered herein with respect to the Awards notwithstanding conflicting or contrary provisions set forth in the applicable Plan or in any employment or other agreement, retirement arrangements, programs or policies.

You and the Company hereby agree that with respect to any Covered Award granted to you after January 1, 2017:

(i)

You shall not be eligible for accelerated, full or modified vesting as a result of becoming eligible to retire or retiring pursuant to the retirement eligibility requirements of any applicable Plan or award.

You and the Company hereby agree that with respect to any Covered Award and any awards granted under the Prologis, Inc. Outperformance Plan, as amended and/or restated from time to time, for “Performance Periods” beginning on and after 2016 (including any Performance Periods beginning after the date of this Agreement):

(i)

Vesting of Awards (whether time-based, performance-based or a combination thereof) shall continue in accordance with the terms of the applicable Plan and as set forth in the applicable Award documents as if you were providing continuous services as an employee of the Company in the following circumstances:

a.

For so long as you continue to provide substantive services (the “Continued Services”) approved by the Talent and Compensation Committee of the board of directors of the Company (the “Compensation Committee”), which approval shall not be unreasonably withheld, as an employee or member of the board of directors, or services as a consultant, independent contractor, advisor or agent to a Related Company (as defined below)

or

b.	For so long as you engage in Good Works (as defined below) approved by the Compensation Committee, which approval shall not be unreasonably withheld.

(ii)

The Compensation Committee shall promptly review the Continued Services or Good Works proposed for approval and shall determine whether to grant such approval within 30 days of the date the Continued Services or Good Works are presented for approval. For the avoidance of doubt, engaging in Continued Services or Good Works shall also include the search for Continued Services or Good Works opportunities for a reasonable period of time and the timing of Compensation Committee approval of Continued Services or Good Works shall not interrupt vesting of applicable Awards hereunder.

(iii)

If you cease to perform Continued Services or Good Works (“Continued Services/Good Works Interruption”) by reason of your death or Disability (as defined in the POP Program) (each, a “Qualified Termination”), you shall be deemed to have terminated your employment with the Company and Related Companies as of the date of the Continued Services/Good Works Interruption in a Qualified Termination (to the extent applicable under the relevant Plan).

(iv)

Notwithstanding the provisions of paragraph (i)(a) or (i)(b), the benefits associated with Continued Services under paragraph (i)(a) and/or Good Works service under paragraph (i)(b) shall cease in the event you engage, participate or assist, directly or indirectly, in activities relating to any Competing Business (as defined below) (except for activities performed on behalf of the Company or any of its affiliates), whether as employee, owner, partner, shareholder, consultant, agent, co-venturer or otherwise, or invests in industrial real estate or a fund or entity holding industrial real estate, other than through ownership of not more than five percent (5%) of the outstanding shares of a public company provided that you are a passive investor in and do not actively manage or exercise control over such entity.

(v)	For purposes of this Agreement,

a.

the term “Competing Business” shall mean (other than the Company or a surviving or resulting entity upon a Change of Control (as defined in the Plan under which an Award was granted, if applicable, or otherwise the 2012 Incentive Plan or a successor thereto), or any of their respective affiliates) (1) a publicly-traded company that owns, operates, manages, acquires, develops or holds investments in 10 million square feet or more of commercial real estate or commercial real estate comprising more than 5% of such company’s total assets reported in its most recently filed Annual Report on Form 10-K with the Securities and Exchange Commission or its total assets under management or (2) any privately-held entity, including investment funds, advisory firms, operating companies or closely-held ventures, engaged in the business of owning, operating, managing, acquiring, developing or otherwise investing in commercial real estate; and

b.

the term “Good Works” means service for an organization unrelated to the Company such as (1) service to, or membership on boards of, non-profit organizations such as non-governmental organizations or charities active in education, public policy, human rights, humanitarian activities, sustainability or environmental stewardship, (2) service for departments, agencies or instrumentalities of federal, state or local governments; (3) military service or (4) positions in the administration or faculty of non-profit educational institutions of any level.

c.

the term “Related Company” means (1) the Company or (2) any corporation, partnership, joint venture, business venture or other entity during any period in which an interest in such entity is owned, directly or indirectly, by the Company (or any entity that is a successor to the Company) (whether through the ownership of securities or otherwise).

The foregoing is not intended to have, and shall not have, any impact on any provision of any Plan or Award relating to termination of employment upon any circumstances other than your voluntary retirement following satisfaction of the applicable retirement eligibility requirements set forth in the applicable Plan or Award.

This Agreement shall apply without interruption to the vesting of Awards in the event of successive changes in role, such as, for example, where a particular service relationship meeting the conditions set forth above ceases and another service relationship meeting the conditions set forth above begins. The continuity of a service relationship shall not be considered interrupted in the case of: (i) approved leaves of absence (including medical or personal leave), (ii) transfers among the Company and any Related Company, or their respective successors, or (iii) with the consent of the Compensation Committee, any other change in status.

This Agreement represents the entire agreement and understanding between the parties hereto as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.

PROLOGIS, INC.

By:
Name:
Title:

Agreed and accepted this _____ day of [DATE], 2019
[Name]